Exhibit 10.4

409A CORRECTIVE AMENDMENT TO EMPLOYMENT AGREEMENT

This 409A Corrective Amendment to Employment Agreement (this “Amendment”), by and between InfoSpace, Inc. (the “Company”) and Eric M. Emans (“Employee”), is effective as of August 4, 2010, and amends the amended and restated Employment Agreement dated as of October 28, 2008, by and between the Company and Employee (the “Agreement”). All capitalized terms used but not defined in this Amendment shall have the meanings given those terms in the Agreement.

RECITAL

Section 13(b) of the Agreement provides that the Company and Employee will work together in good faith to consider amendments to the Agreement that are necessary, appropriate, or desirable to avoid imposition of additional taxes or income recognition under Section 409A, and after consultation by the Company with an outside advisor regarding Section 409A, the Company and Employee desire to so amend the Agreement.

AGREEMENT

The Company and Employee hereby agree as follows:

1.	Section 13 of the Agreement is hereby deleted and replaced with the following:

13.	Code Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and accordingly, this Agreement shall be interpreted to be in compliance with Section 409A to the maximum extent permitted. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that may be necessary, appropriate, or desirable to avoid imposition of additional tax or income recognition under Section 409A, in each case to the maximum extent permitted. In no event whatsoever shall the Company be liable for any additional tax, interest, or penalty that may be imposed on Employee by Section 409A or damages for failing to comply with Section 409A.

(b) Notwithstanding any other payment schedule provided in this Agreement to the contrary, if Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, then each of the following shall apply:

(i) With regard to any payment that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the date that is six (6) months and one day after the date of such “separation from service” of Employee and (B) the date of Employee’s death (the “Delay Period”), to the extent required under Section 409A. Within ten (10) business days following the expiration of the Delay Period, all payments delayed pursuant to this Section 13 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Employee in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for those payments in this Agreement; and

(ii) To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Section 409A provided on account of a “separation from service” and such benefits are not otherwise exempt from Section 409A, Employee shall pay the cost of such benefits during the Delay Period, and to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Employee, the Company shall reimburse Employee the Company’s share of the cost of such benefits within ten (10) business days following the expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified in this Agreement.

(c) To the extent that any benefits or payments under this Agreement are conditioned on a Release, Employee shall forfeit all rights to such severance payments or benefits unless the Release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days after the Termination Date. If the Release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then, subject to Section 13(b) above and to the extent not exempt under Section 409A, such payments or benefits shall be made or commence on the first practicable payroll date after the date that is sixty (60) days after the Termination Date. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Employee’s termination of employment, and any payments made thereafter shall continue as provided in this Agreement. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Employee’s termination of employment.

(d) The Company may provide, in its sole discretion, that Employee may continue to participate in any benefits delayed pursuant to this Section 13 during the period of such delay, provided that Employee shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section 13, the Company may reimburse Employee the Company’s share of the cost of such benefits, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Employee, in each case had such benefits commenced immediately upon Employee’s termination of employment. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified in this Agreement.

(e) All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee (provided that if any such reimbursements constitute taxable income to Employee, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred). No such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year, and Employee’s right to reimbursement shall not be subject to liquidation in exchange for any other benefit.

(f) For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(g) In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

(h) To the extent required for purposes of compliance with Section 409A, termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(i) Notwithstanding any provision to the contrary, in no event will Employee have any claim or right of action against the Company or any of its employees, officers, directors or agents in the event it is determined that any payment or benefit provided hereunder does not comply with Section 409A of the Code or any regulations thereunder.

2. No Other Amendments. Except as otherwise set forth in this Amendment, all terms and conditions of the Agreement shall remain unchanged and in full force and effect.

INFOSPACE, INC.		EMPLOYEE

By:	/s/ David Binder	/s/ Eric M. Emans
Name:	David Binder	Eric M. Emans
Title:	CFO